Exhibit 11


                 BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)


                                   Three months ended

                              September 30,  September 30,
                                   1996         1995
                              ------------   ------------

Net loss                       $ (296,002)    $ (176,006)
                               ===========    ===========
Weighted average number
 of common shares               4,353,691        848,942
                               ===========    ===========
Net loss per common share          $(0.07)        $(0.21)
                                   =======        =======